Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Announces Closure of Philippines Branch Offices

And Updates Gabon Activities

HOUSTON—(PR Newswire)—January 18, 2005—VAALCO Energy, Inc. (EGY—Amex), (the “Company”) announced that it will take a $1.9 million charge to earnings in the fourth quarter of 2004 as a result of the closing of its Philippines Branch Offices. The closures are in connection with the sale last year of all of the Company’s producing properties in the Philippines to a consortium of Filipino companies. The one-time branch profits remittance tax liability to the Philippines government will be paid during the first quarter of 2005.

The Company also announced that in Gabon it completed a lifting for 411,000 barrels (103,000 barrels net) and has scheduled another lifting for the end of January for approximately 300,000 barrels. Planning continues for drilling the Etame 6H development well followed by an exploration well during the second and third quarters of 2005. The Etame 6H well will be the fifth producing well in the Etame field. The exploration well is to be drilled on a prospect approximately two miles south of the Avouma discovery, which was made in August 2004.

The Company further announced that it is filing an application for an Exploitation Area surrounding the South Tchibala and Avouma discoveries. The award of an Exploitation Area is the first step towards receiving formal Gabon government approval for a development plan for the South Tchibala and Avouma fields. The Company had earlier announced that it has received approval from the Operating Committee for the Etame Production Sharing Contract to proceed with the development of the fields. The award of the Exploitation Area is expected to take about thirty days, after which a formal development plan will be submitted. The Company has initiated engineering activities to design the necessary equipment for the development project while it is awaiting the government approvals.

The Etame consortium is also investigating the development of the Ebouri discovery, which was made in January 2004. A new seismic survey over the area has recently been completed. Prior to finalizing the Ebouri development plan, the consortium desires to review the new seismic data results. These data will require several months to process before an interpretation can be finalized. This seismic will also be used to better define another new exploration prospect in the vicinity of the Ebouri discovery.

The Company currently carries approximately $2.6 million of capitalized costs associated with the Ebouri discovery. Recently, the Securities and Exchange Commission (“SEC”) has raised issues pertaining to Financial Accounting Standards Board Statement No. 19 (“FASB No. 19”) which requires exploration costs in the Gulf of Mexico to be expensed in the event there is not an approved development plan in place within twelve months of the discovery. Historically, this criterion was not applied worldwide, especially in remote areas. Pending the results of guidance from the FASB, the Company will continue to carry the Ebouri exploration costs as capitalized work in progress, because it believes the Ebouri discovery is commercial. However, if the FASB takes the position that discoveries on the books for in excess of twelve months cannot be capitalized unless an approved development plan is in place, then the Company will take a non-cash charge for the amount it is carrying for the cost of the Ebouri well.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman